EXHIBIT 10.15

Memorandum of Understanding
February 8, 2010

This memorandum of understanding among Coates International, Ltd. (CIL), Well To Wire Energy, Inc. (WWE) and Almont Energy, Inc. (Almont) is intended to achieve the collective strategic business objectives of the parties in connection with the licenses for the Coates Spherical Rotary Valve Technology in the territories of Canada and the United States in accordance with the “Field of Use”, as defined in each respective license agreement. The primary objective is to provide increased assurance to CIL that monies due it under the US and Canadian licensing agreements with WWE will be paid and to grant an exclusive license to Almont for the territory of Canada and the rights to the US license with WWE, provided however, that no grant of the US License shall be made until the down payment towards the licensing fee is paid in full. The following presents the agreed-upon binding obligations of the parties upon execution of this memorandum of understanding.

1.	Almont shall deposit by wire transfer USD$350,000 with CIL by Feb 12, 2010 and USD$350,000 by Feb 19, 2010.

2.	Upon the payment of the amounts in 1 above:

a.
The exclusive Canadian license shall be transferred to Almont and all provisions of the Escrow Agreement with WWE to which the Canadian license is affected shall be released and cancelled, provided however, that all of the provisions of the Canadian license agreement shall continue in full force and effect.

b.
WWE agrees to assign all of its rights under the Canadian license, the US licence and its Right of First Refusal (ROFR) for the rest of the world to Almont, subject to the terms and conditions of such licenses, the ROFR and the Escrow Agreement with WWE as modified by the waiver provided for in paragraph 2 (g) below.

c.	Coates agrees to these assignments by WWE to Almont.

d.
The purchase price for the assignment from WWE to Almont shall be negotiated in good faith and agreed to between WWE and Almont. It is agreed that such purchase price shall be paid by the issuance of shares of stock of Almont to WWE.

e.
The remaining amount of the outstanding obligation due to CIL following the payment of the deposits in 1 above is approximately $6 million. Almont hereby agrees that in consideration for the grant of the Canadian license it shall unconditionally assume this obligation.

f.
Payment of the remaining amount owed to CIL ($6 million), exclusive of the $700,000 of payments provided for in paragraph 1 shall be made promptly in an amount equal to no less than 60% of any and all proceeds from funds raised by Almont from any equity, debt or lending transactions, exclusive of any equipment financing transactions, until this obligation shall be paid in full. In any event, this entire obligation shall be paid in full on or before March 19, 2012.

g.	CIL agrees that if the funding commitment in 1 above is met, then it shall waive all existing defaults under the licenses and Escrow Agreement.

h.	WWE agrees that it will “dividend in kind” to existing WWE shareholders the shares of Almont received in paragraph 2 (d) above.

i.
The US license assigned to Almont shall continue to be subject to the provisions of the Escrow Agreement between CIL and WWE. CIL agrees to execute an extension of the final date by which the entire US License fee must be paid to February 19, 2015. All other payment provisions in the US License agreement shall remain in full force and effect.

3.
This Memorandum of Understanding shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey. Each party hereby submits to the jurisdiction of the applicable courts in the State of New Jersey in the event of any claims arising under this Memorandum of Understanding.

4.	This Memorandum of Understanding may not be modified or amended, nor may any of its provisions waived, except pursuant to a written modification agreement duly signed and executed by the parties.

IN WITNESS WHEREOF, the Parties have executed this Memorandum of Understanding on the date set forth above.

COATES INTERNATIONAL, LTD.	WELL TO WIRE ENERGY, INC.	ALMONT ENERGY, INC.

By: /s/ George J. Coates	By: /s/ Bryan Campbell	By: /s/ M. J. Ravlich
George J. Coates President and CEO	Bryan Campbell President	M. J. Ravlich President